EXHIBIT (h)(2)(iii)

MANAGEMENT FEE WAIVER AGREEMENT

NEUBERGER BERMAN ETF TRUST

NEUBERGER BERMAN CORE EQUITY ETF

1290 Avenue of the Americas
New York, New York 10104

July 9, 2024

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

Dear Ladies and Gentlemen:

 Neuberger Berman Core Equity ETF (the “Fund”) is a series of Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”).

Neuberger Berman Investment Advisers LLC (the “Manager”) hereby agrees, that from July 13, 2024 until August 31, 2025 (“Limitation Period”) to waive 0.10% per annum, of the average daily net assets of the investment advisory fee (“Fee Waiver”) charged pursuant to the Management Agreement between the Manager and the Trust, on behalf of the Fund.  For the avoidance of doubt, this Fee Waiver is in addition to Expense Limitation Agreement dated as of July 9, 2024 between the Manager and the Trust, on behalf of the Fund.

You understand that you shall look only to the assets attributable to the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

 This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940.  This Agreement supersedes any prior agreement with respect to the subject matter hereof as of July 13, 2024.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ETF TRUST, on behalf of NEUBERGER BERMAN CORE EQUITY ETF

By:	/s/ Joseph V. Amato

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of July 9, 2024.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC
By:	/s/ Joseph V. Amato

Title:	President and Chief Investment Officer – Equities